Exhibit 99.1

WYNDHAM AND LEHMAN BROTHERS REAL ESTATE PARTNERS

FORM JOINT VENTURE TO EXPAND AND DEVELOP SUMMERFIELD

SUITES BY WYNDHAM BRAND

Wyndham Sells Six Properties and Partial Ownership of the Summerfield

Suites by Wyndham Brand

DALLAS (Dec. 23, 2004) – Wyndham International, Inc. (AMEX:WBR) and Lehman Brothers Real Estate Partners (LBREP) have formed a joint venture to expand and develop Summerfield Suites by Wyndham, Wyndham’s upscale, extended-stay brand. The transaction, which closed on Wednesday, Dec. 22, included the sale of six Summerfield Suites by Wyndham properties and the sale of a partnership interest in its Summerfield brand to Lehman Brothers Real Estate Partners for approximately $105 million.

“Summerfield Suites by Wyndham is a proven brand, and its RevPAR consistently outperforms the entire extended-stay segment. We have long believed that the brand strength of Summerfield Suites could be realized to its full potential through a joint venture partnership, and expect this joint venture with Lehman will enable the brand to grow exponentially in the next decade,” stated Fred J. Kleisner, chairman, president and chief executive officer of Wyndham International.

The joint venture, which will be equally controlled by both partners, will establish an independent, well-capitalized company focused exclusively on the Summerfield Suites by Wyndham brand. The new entity, which will be located in Dallas, will be actively engaged in property management, franchise sales and the development of new Summerfield Suites by Wyndham properties.

As part of the transaction, LBREP will seek opportunities to finance the development of additional Summerfield Suites by Wyndham properties. Raymond C. Mikulich, managing director of Lehman Brothers Real Estate Partners stated, “Lehman Brothers is delighted to partner with Wyndham to expand the highly regarded Summerfield brand. We look forward to working with owners and developers to meaningfully expand the brand’s distribution network.”

LBREP will acquire the hotels and interest in the Summerfield Suites brand in partnership with the Gencom Group, a private, Miami-based hospitality investment firm.

Summerfield Suites by Wyndham offers upscale, all-suite accommodations complete with signature Wyndham amenities and services in a unique residential-style setting in urban and suburban markets. Currently, the brand consists of 23 properties located throughout the U.S. and one in the Cayman Islands.

The six Summerfield Suites by Wyndham hotels included in the transaction are located in Denver; Miami; Morristown, NJ; Whippany, NJ; Waltham, Ma.; and Seattle.

Lehman Brothers Real Estate Partners is a full-service real estate merchant banking fund. This global real estate private equity fund makes direct private equity investments in properties, real estate companies, and service businesses ancillary to the real estate industry in domestic and international markets. As of Nov. 30, 2004, the fund had committed more than $1.8 billion of equity across 66 investments.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

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